Exhibit 99.1

NEWS RELEASE
For Immediate Distribution	Editorial Contact:	Camille Dager
March 9, 2006		camille@hbmadv.com
Kristin Campbell
kristin@hbmadv.com
HB&M (for Rockwood)
Philadelphia, Pa., USA
P: 215-440-9800

Rockwood Holdings, Inc. Divests Rohner AG to Arques Industries AG

Princeton, NJ (March 9, 2006) – Rockwood Holdings, Inc. (NYSE: ROC, “Rockwood”) announced today that its subsidiary Groupe Novasep SAS has divested its Rohner AG business to Arques Industries AG of Germany for an undisclosed amount. Rohner AG operates a state-of-the-art, cGMP-compliant facility in Pratteln, Switzerland, that manufactures advanced intermediates and active pharmaceutical ingredients (APIs) for the pharmaceutical industry.

A detailed news release on the divestiture is posted on the Groupe Novasep web site at www.novasep.com.

Groupe Novasep will maintain its focus on its core business in the life sciences, pharmaceutical and biopharmaceutical industries, concentrating its custom synthesis and purification operations at its five FDA-audited sites. The company will maintain a presence in Switzerland to continue serving its customers.

Headquartered in Pompey, France, Groupe Novasep combines chemical synthesis and chemical engineering expertise in order to develop new technologies. The group operates through two business units:  Novasep Synthesis and Novasep Process, focusing on the synthesis and process of active pharmaceutical and biopharmaceutical ingredients.

Rockwood Holdings, Inc. (NYSE: ROC) is the ultimate parent company of Rockwood Specialties Group, Inc., a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 10,800 people and net revenue of approximately $2.9 billion in 2004 on a pro forma basis. The company focuses on global niche segments of the specialty chemicals and advanced materials markets, including specialty chemicals, performance additives, titanium dioxide pigments, advanced ceramics, custom synthesis, specialty compounds and electronics. For more information on Rockwood, please visit www.rocksp.com.

###

The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc., its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including the statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s securities filings with the Securities and Exchange Commission, including its registration statement on Form S-1. Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events